Exhibit 99.1

JBI, Inc. Announces Hire of Chief Financial Officer

NIAGARA FALLS, NY -- (Marketwired – March 18, 2014) - JBI, Inc. (the “Company” or “JBI”) (OTCQB: JBII), a clean energy company that recycles waste plastic into liquid fuels, today announced that it has hired Rahoul S. Banerjea, CPA as its Chief Financial Officer (“CFO”) effective immediately.

Mr. Banerjea, CPA, has extensive expertise working with publicly traded, global high technology and manufacturing companies. “I have already hit the ground running as CFO of JBI, working to make accurate accounting and financial modeling and timely Company securities filings our top priorities,” said Mr. Banerjea. “I have joined JBI at a critical stage as the Company is positioning itself for initial sales of its ‘Flagship Plastic2Oil® Processor’ and I am committed to the Company through this exciting growth phase and the long run.”

Mr. Banerjea has served in financial leadership roles at a number of public and private companies since 1972 including Compaq/Digital Equipment Corporation, which is now part of Hewlett-Packard Company (NYSE: HPQ).

As a Principal with Matun Group LLC, Mr. Banerjea was Interim Vice President of Finance at Bodycote, Hot Isostatic Processing (HIP) Division, where he provided financial and accounting leadership for a $100 million global manufacturing operation. As a Partner with Tatum, LLC, Mr. Banerjea was Interim Corporate Controller of CMGI, Inc., Interim Finance Director at FTI Consulting’s Technology segment, Project Consultant at Interactive Data Corporation (“IDC”), Interim Chief Financial Officer at Harmonix Music Systems, and Project Consultant at Commercial Industrial Financial Corporation. These finance leadership roles included transactional accounting group migration to Shared Service Center, technical white papers, SEC reporting and pre-IPO carve-outs, among other areas.

Prior to joining Tatum, Mr. Banerjea was CFO of Compaq/Digital Equipment Corp’s (“DEC”), Spain and Portugal subsidiaries, where he rebuilt and professionalized the finance organization helping to drive a $45 million turnaround in profit over three years. At American Pad and Paper (AMPAD), DEC-Spain, PCi, and CatalystOne, Banerjea identified funding sources, created/presented business plans, and closed critical financing agreements totaling over $70 million.

During his career, Mr. Banerjea has successfully led the merger and integration of DEC-Spain/Compaq; Spain/Tandem-Spain; and France Telecom-Boston Orange Labs. At Molecular Insight Pharmaceuticals and AMPAD, he established the first SEC reporting protocols including IPO accounting. At DEC, he delivered corporate cash flow reporting/forecasting and balance sheet analysis to the executive Committee, Board, rating agencies, and Wall Street.

At Digimarc’s $80 million identification cards division, Mr. Banerjea demonstrated broad business leadership by deploying the firm’s first ERP system and benchmark finance processes to improve overall operations. In addition, he established subsidiaries in Mexico, Colombia and Latvia. At Digimarc and Molecular, he established business/operational controls and revenue recognition rules to ensure GAAP and Sarbanes-Oxley compliance.

Mr. Banerjea began his career as an auditor with KPMG (McLintock Main Lafrentz) and subsequently held positions of increasing responsibility with Gulf & Western Industries and Esterline Corporation.

Mr. Banerjea holds a Bachelor of Science in Business Administration from Drexel University, which he received in 1975. He received his Certified Public Accountant certification from the Commonwealth of Pennsylvania, and is also a Six Sigma Green Belt. He is President and Board member of the ASM Foundation and a Board member of the Boston Chapter of the Financial Executives International.

Richard Heddle, Chief Executive Officer of JBI, Inc., said, “The addition of Mr. Banerjea as CFO is part of a defined strategy, which will include further strategic enhancements to our Board in the coming weeks and months. We are excited about where we are going as a Company and we will be regularly communicating with our valuable shareholders through further disclosures in the near future. It is our shareholders who have always been the cornerstone of our potential as they have helped us advance our state-of-the-art Plastic2Oil® technology from concept to scale to our immediately available ‘Flagship Processor.”

About JBI, Inc.  JBI, Inc. is a clean energy company that recycles waste plastic into liquid fuels. JBI's proprietary Plastic2Oil® technology can deliver economic and environmental benefits by replacing refined fuels and diverting waste plastic from landfills. For further information, please visit www.plastic2oil.com.

Forward Looking Statements  This press release contains statements, which may constitute "forward looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act. The Private Securities Litigation Reform Act of 1995 (PSLRA) implemented several significant substantive changes affecting certain cases brought under the federal securities laws, including changes related to pleading, discovery, liability, class representation and awards fees as of 1995. Those statements include statements regarding the intent, belief or current expectations of JBI, and members of its management as well as the assumptions on which such statements are based, including the expected timing of the Company's Form 10-K, execution of the proposed agreements described above and consummation of the transactions contemplated by such agreements. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Such risks include, but are not limited to: (1) JBI has a history of net losses, and may not be profitable in the future; (2) JBI may not be able to obtain necessary licenses, rights and permits required to develop or operate our Plastic2Oil business, and may encounter environmental or occupational, safety and health conditions or requirements that would adversely affect its business; and (3) JBI may experience delays in the commercial operations of its Plastic2Oil machines and there is no assurance that they can be operated profitably. For a more detailed discussion of such risks and other factors, see the Company's Annual Report on Form 10-K, filed with the SEC on March 15, 2013, as amended on April 30, 2013, and its other SEC filings. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

Contacts:

INVESTOR RELATIONS

Louis Pearce
Corporate Communications & Investor Relations Representative
Bespoke Growth Partners, Inc.
561-381-1829
lp@123bgp.com

MEDIA INQUIRIES

media@jbi.net
or please visit the JBI, Inc. Newsroom at
www.plastic2oil.com